EXHIBIT 10.54

BUSINESS ADVISORY & CONSULTING AGREEMENT

This Agreement is entered into and with effective date the 1st day of April 2012 by and between Medical Care Technologies Inc. (the "Company") and Antoinette McMurray-Nelson (the "Consultant"), (hereinafter referred to collectively as the "Parties").

WHEREAS the Company desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant's extensive experience, skills, abilities, knowledge, and background regarding rules and regulations of the U.S. Securities and Exchange Commission; and to facilitate long range strategic planning; and to advise the Company in business and/ or financial and merger/acquisition matters and is therefore willing to engage the Consultant upon the terms and conditions set forth herein;

WHEREAS the Consultant desires to be assured, and the Company desires to assure the Consultant, that, if the Consultant associates with the Company and allocates its resources necessary to provide the Company with its business advisory and consulting services, the Consultant will be paid the consideration herein and said consideration will be non refundable, regardless of the circumstances;

WHEREAS the Consultant agrees to be engaged and retained by the Company for a period of nine (9) months subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.1           Administrative Services.

a.    Maintenance of Company records reports and files.

b.    Oversight of all agreements under consideration by the Company.

c.    Payment of accounts payable and other liabilities of the Company.

d.    Preparation and distribution of financial statements of the Company.

e.    Oversight of the preparation and filing of all reports required to be filed by the Company to the U.S. Securities and Exchange Commission.

f.    As needed, preparation and distribution to the Board of Directors or Management of the Company periodic reports on budgets and the financial condition of the Company.

1.2           Company Formalities Services.

a.    Calendaring of required member and board meetings.

b.    Notice of all meetings.

c.    Facilities and secretarial support for member and board meetings.

d.    If needed, preparation of minutes.

e.    If needed, maintenance of minute book.

f.    Assistance with selection of candidates for the Board and/ Management.

1.3           Managerial and Advisory Services.

a.	Be materially involved in due diligence and documentation process of proposals received by the Company.

b.	Development of program or project goals and guidelines implemented by the Company..

c.	Assist Company with corporate governance structure involving Board of Directors and Committees.

d.	Assist with the development and implementation of management, director and consultants/advisors compensation programs.

e.	Facilitate long range strategic planning.

f.	Assist Company in determining the requirements for financial reporting function and Chief Financial Officer and, if requested, will assist with identifying qualified candidates.

g.	At no time shall any services to be rendered hereunder include any investor or public relations services or any capital raising for the Company.

2.             Compensation

a.
Business Advisory and Consulting Fee: As consideration for Consultant rendering services under this Agreement, the Company shall issue 90.000.000 S-8 common shares of the Company's share capital. The Shares shall be issued to Consultant pursuant to the provisions of the SEC rules governing S-8 Registrations there under. which registration shall include a copy of this agreement between the parties hereto. The Shares shall be issued in tranches throughout the term of this Agreement as follows: a) 30.000.000 shares upon execution of this Agreement or upon effective filing of the Form S-8. b) 30.000.000 shares on or before August 1. 2012 and; c) 30.000.000 shares on or before November 1. 2012.

3.             Confidentiality

a.
The parties may wish. from time to time. in connection with work contemplated under this Agreement. to disclose confidential information to each other ("Confidential Information"). Each party will use reasonable efforts to prevent the disclosure of any of the other party's Confidential Information to third parties except for matters covering the scope of this Agreement. The recipient may acquire information that pertains to the discloser's processes. equipment. programs. developments. or plans that is both (i) disclosed or made known by the disclosure to the recipient and (ii) identified in writing as "proprietary" by the disclosure. The recipient agrees not to disclose any Confidential Information to third parties or to use any Confidential Information for any purpose other than performance of the services contemplated by this Agreement. without prior written consent of the Company.

b.
Confidential Information subject to paragraph 4(a) does not include information that (i) is or later becomes available to the public through no breach of this Agreement by the recipient; (ii) is obtained by the recipient from a third party who had the legal right to disclose the information to the recipient; (iii) is already in the possession of the recipient on the date this Agreement becomes effective; (iv) is independently developed by recipient; or (v) is required to be disclosed by law. government regulation. or court order. In addition. Confidential Information subject to paragraph 4(a) does not include information generated by the Consultant unless the information is generated as a direct result of the performance of consulting services under this Agreement.

4.             Term and Termination

a.	This Agreement shall be for a term of nine (9) months. renewable upon reasonable terms and conditions as may be agreed upon by the Company and the Consultant.

b.
Termination of the Agreement under paragraph 2 above shall not affect the Company's obligation to pay for services previously performed by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is reasonably entitled to reimbursement.

5.             Miscellaneous

a.	This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be.

b.
The relationship created by this Agreement shall be such that the Consultant shall have the authority to bind and act as agent for the Company and/ or its employees for purposes described under this Agreement.

c.	The Company will not use the Consultant's name in any commercial advertisement or similar material used to promote or sell products, unless the Company obtains in advance the consent of theConsultant.

d.
This Agreement constitutes the entire agreement between the Company and the Consultant with respect to the subject matters of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of the Company, or by any written documents unless it is signed by an officer of the Company and by the Consultant.

e.	If any term or provision of this Agreement is deemed invalid, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, this Agreement shall be invalid.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first stated above.

MEDICAL CARE TECHNOLOGIES INC.

By:
Name:	NC Wu
Title:	President and CEO

CONSULTANT

By:
Name:	A. McMurray-Nelson
Title:	Consultant